EXHIBIT 16.01

De Joya Griffith & Company, LLC
Certified Public Accountants & Consultants

May 7, 2010

Securities and Exchange Commission
100 F Street NE
Washington, DC 20549

RE: Sierra Resource Group, Inc.

We have read the statements that we understand Sierra Resource Group, Inc. will include under Item 4.01 of the Form 8-K report it will file regarding the recent change of auditors. We agree with such statements made regarding our firm.

Very truly yours,

/s/ DE JOYA GRIFFITH & COMPANY, LLC
De Joya Griffith & Company, LLC
Certified Public Accountants

2580 Anthem Village Dr., Henderson, NV 89052
Telephone (702) 563-1600 o Facsimile (702) 920-8049

Member Firm with
Russell Bedford International